INFOBIONICS, INC.

TERM SHEET AND SUMMARY

June 24th 2006

UP TO $4,000,000 OF UNITS OF THE COMPANY'S SECURITIES

Offer by InfoBionics, Inc.	Pursuant to the terms and conditions set forth in this Term Sheet and the Private Placement Memorandum to be provided by the Company (the "Memorandum"), Infobionics, Inc., a Minnesota corporation (the "Company"), will seek through Mercer Capital Ltd. (the "Placement Agent") from Accredited Investors, as that term is defined in the Securities Act of 1933, as amended (the "Act"), equity financing of up to Four Million Dollars ($4,000,000) from the sale of units of its securities (the "Units") at a price of Four Dollars ($4.00) per Unit. Each Unit shall consist of four (4) shares of common stock at one ($1.00) per share (collectively, the "Shares") and two (2) callable common stock purchase warrants exercisable for a period of forty-two (42) months at two ($2.00) per share, and two (2) non-callable common stock purchase warrants exercisable for a period of forty-two (42) months at four ($4.00) per share (the "Offering"). The proceeds from the sale of the Units will be used by the Company as set forth in the Memorandum.
Trading Deadline	In the event the shares of the Company's common stock have not been traded in the public market (over-the-counter or otherwise) by that date (the "Trading Deadline") which is forty-two (42) months after the Termination (as defined below) of the Offering, and assuming the sale of all of the Units in the Offering, the Shares sold in the Offering shall automatically convert into a number of shares of Company common stock equal to twenty-five percent (25%) of the then total issued and outstanding shares of common stock of the Company on a fully diluted basis, the exercise price of the Warrants shall be reduced to One ($1.00) per share and, upon exercise of the Warrants and assuming the exercise of all Warrants, shall convert into a number of shares of Company common stock equal to twenty-six percent (26%) of the then issued and outstanding shares of common stock of the Company on a fully diluted basis. In the event that less than all of the Units are sold and the shares of the Company's common stock have not been traded as contemplated above by the Trading Deadline, the Shares will convert into a pro rata amount of the aforesaid twenty-five percent (25%) and the Warrants, upon exercise, will convert into a pro rata amount of the aforesaid twenty-six percent (26%).
Minimum Unit Subscription	The minimum subscription shall be for the purchase of 3,125 Units or

	Twelve Thousand ($12,500) Dollars.
Escrow Agent	Hudson Valley Bank, 21 Scarsdale Road, Yonkers, New York 10707 will act as escrow agent (the "Escrow Agent") in connection with the offering in accordance with the terms set forth in the Escrow Agreement between the Escrow Agent, the Company and Mercer Capital Ltd. (the "Placement Agent"). As there shall be no minimum amount of proceeds required to close the Offering, the Escrow Agent will release the proceeds from the sale of the Units to the Company upon the joint request of the Placement Agent and the Company but after deducting the commissions, the non-accountable expense allowance due the Placement Agent and any other expenses which the Company has agreed to pay, which the Escrow Agent will remit as jointly instructed.
Anti-Dilution Provisions	Standard for transaction of this type including protection for stock splits, combinations and dividends and weighted average protection for issuance of capital stock without consideration or below the conversion price or fair market value except for (i) conversion of the shares of Common Stock underlying the Warrants; or (ii) shares of Common Stock issued pursuant to employment agreements and the Company option plans in amounts that shall be mutually agreed to by the Company and the Placement Agent.
Offering Period	The Offering shall terminate (the "Termination") on the earlier of the sale of all of the Units or one hundred and twenty (120) days after commencement of the Offering unless extended upon the mutual agreement of the Placement Agent and the Company in their sole discretion, for an additional sixty (60) days.
Use of Proceeds	The funds provided to the Company as a result of the Offering shall be used as set forth in the Memorandum. No minimum amount of proceeds need be raised by the Company in order to utilize any of the proceeds raised in this Offering. The Company can pay legal fees in connection with this offering which shall not exceed $25,000. Said fees shall be paid directly from the proceeds held by the Escrow Agent.
Restrictions on Transfer of Securities	Neither the Units nor the Shares and Warrants underlying the Units or the shares of common stock issuable upon the exercise of the Warrants are being registered under the Act or under the securities laws of any state or other jurisdiction. Therefore, until such securities are registered, they cannot be transferred unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not then required because of the availability of an exemption from registration, including Rule 144 of the Act.

	Thousand (400,000) shares of its common stock. The Company will also grant the Placement Agent the right to fill 1 of the 5 seats on the Company's Board of Directors.
Right of First Refusal	If and when the shares of the Company's common stock have commenced trading as contemplated above, the Company agrees that it shall not seek to raise any capital, debt or equity, for up to one hundred eighty (180) days after such trading begins, without granting the purchasers of the Units in this Offering a Right of First Refusal to purchase additional securities of the Company on the terms and subject to the conditions contained in any term sheet received by the Company in connection with the sale by the Company of additional securities within ten (10) business days of receipt of any term sheet by the Company or any of its representatives. The purchasers of the Units in this Offering will have ten (10) business days after being notified by the Company in which to exercise or decline to exercise their Right of First Refusal.
Governing Law and Jurisdiction	New York Law, New York Courts

Agreed and Accepted:

Mercer Capital Ltd.
a Texas Partnership

By: [signature]

Name: LEONARD DeMICHES

Title: PRESIDENT

Infobionics, Inc.,
a Minnesota corporation

By: [signature]

Name: John Bjelland

Title: CEO